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                                                                      EXHIBIT 12

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                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                               DECEMBER         DECEMBER
(DOLLARS IN THOUSANDS)                                                                           2001             2000
                                                                                                 ----             ----
EARNINGS:
      PRE-TAX INCOME.......................................................................         61,466         116,615
      ADD:     FIXED CHARGES...............................................................         43,953          31,573
      LESS:    INTEREST CAPITALIZATION.....................................................           (693)           (541)
                                                                                                -----------    -----------
                  TOTAL EARNINGS...........................................................        104,726         147,647
                                                                                                ==========     ===========
FIXED CHARGES:
      INTEREST EXPENSE.....................................................................         37,976          24,925
      PREFERRED STOCK DIVIDENDS............................................................          3,078           3,460
      INTEREST CAPITALIZATION..............................................................            693             541
      INTEREST PORTION OF RENTAL EXPENSE...................................................          2,206           2,647
                                                                                                ----------     -----------
      TOTAL FIXED CHARGES..................................................................         43,953          31,573
                                                                                                ==========     ===========


                 TOTAL EARNINGS............................................................        104,726         147,647
DIVIDED BY:
        TOTAL FIXED CHARGES................................................................         43,953          31,573
                                                                                                ----------     -----------
                 RATIO OF EARNINGS TO FIXED CHARGES........................................           2.38            4.68

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.           2.49            5.13

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AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL
TO THE ABOVE CALCULATION.